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Exhibit 21.1
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                          SUBSIDIARIES OF THE COMPANY
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1.   NewsEDGE Corporation Canada, Inc., Toronto, Ontario, Canada

2.   NewsEDGE Corporation Securities Corporation, Delaware, United States of
     America

3.   Individual, K.K., Tokyo, Japan

4.   ClariNet Communications Corporation, California, United States of America

5.   Individual Inc. Securities Corporation, Delaware, United States of America